PULSE RECEIVES FURTHER FUNDS FOR WORKING CAPITAL PURPOSES

DENVER – March 28, 2016 – The Pulse Beverage Corporation (“Pulse”) (OTCQX: PLSB), makers of Natural Cabana® Lemonades, Limeades, and Coconut Waters and PULSE® Heart & Body Health functional beverages, announced today it has entered into Amendment No. 1 to Senior Secured Revolving Credit Facility Agreement whereby the Company was approved for an additional $1,000,000 loan. Initially, on November 6, 2015, the Company and TCA Global Credit Master Fund, LP (the “Lender”) entered into a Senior Secured Revolving Credit Facility Agreement and Senior Revolving Convertible Promissory Note effective November 6, 2015 (the “Credit Facility”). Under the terms of the Credit Facility, the Lender committed to lend a total of $3,500,000 to the Company. Any drawdown of this Credit Facility bears interest at a rate of twelve percent (12%) per annum and matures twelve months following the date of each loan. The Company received the initial tranche of $650,000 on November 6, 2015 and received the second tranche of $250,000 on December 23, 2015. The Credit Facility is secured by a senior secured interest in all of the Company's assets. In connection with the Credit Facility, the Company also issued 3,000,000 shares of restricted common stock to the Lender. The Company has the right to purchase these shares from the Lender by paying $150,000 to the Lender on or before May 6, 2016.

The Amended and Restated Senior Secured Revolving Convertible Promissory Note matures November 6, 2016 unless extended by the Lender. The Company received $455,860, net of $44,140 of closing costs, on March 22, 2016 and will receive a further $250,000 once the Company collects an account receivable from its Mexico distributor. A further $250,000 will be received once the Company has met certain other performance criteria.

In connection with this additional loan, the Company agreed to issue 10,558,069 shares of its restricted common stock to the Lender as an Advisory Fee. Notwithstanding the above, the Lender is restricted from receiving these shares to the extent that, after giving effect to the receipt of the shares, the Lender would beneficially own more than 4.99% of the Company’s common stock.  Any shares not issued as a result of this limitation will be issued at a later date, and from time to time, when the issuance of these will not result in the Lender beneficially owning more than 4.99% of the Company’s common stock.  The Company has the right to purchase these shares by paying $350,000 to the Lender on or before September 22, 2016.

The Lender has the right, in the Event of Default, to convert any outstanding amounts under the Note into restricted shares of the Company’s common stock based on 85% of the weighted value average price of the Company’s common shares over the prior 5 trading days prior to conversion.  However, the Lender may not convert any portion of the Note to the extent that after giving effect to the shares which would be received on conversion, the Lender would beneficially own more than 4.99% of the Company’s common stock.

Robert E. Yates, CEO of Pulse, stated, “We have been ramping up to fulfill orders in the early spring busy season for us and we are delighted to have this additional funding to support our growth plans for the rest of 2016.”

About The Pulse Beverage Corporation

Pulse Beverage Corporation is an emerging beverage company that offers beverage brands that are great tasting, good-for-you, refreshing, low-calorie natural drinks. Combining all-natural ingredients, essential vitamins and minerals, Pulse’s line of beverages provides consumers with high-quality, healthy alternatives at a reasonable price.

For more information, please visit: www.pulsebeverage.com or email info@pulsebeverage.com.
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Forward-Looking Statements http://ir.pulsebeverage.com/forward-looking-statements

Contact: Robert E. Yates
President and Chief Executive Officer
ryates@pulsebeverage.com
720-382-5476